Exhibit 3.24

ARTICLES OF INCORPORATION

OF

Fleetwood Homes of Kentucky, Inc.

I, the undersigned, acting as the sole incorporator of a corporation under the Kentucky Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

FIRST:	The name of the corporation is: Fleetwood Homes of Kentucky, Inc.

SECOND:	The total number of shares the corporation is authorized to issue is two hundred fifty (250).

THIRD:

The street address of the corporation’s initial registered office is: c/o C T CORPORATION SYSTEM, Kentucky Home Life Building, Louisville, Kentucky 40202, and the name of its registered agent at that office is C T CORPORATION SYSTEM.

FOURTH:	The mailing address of the corporation’s principal office is: 3125 Myers Street, Riverside, CA 92503

FIFTH:	The name and mailing address of each incorporator is:

NAME	ADDRESS

Joyce Ho	818 West 7th Street
Los Angeles, CA 90017

Dated: March 25, 1998

Joyce Ho, Sole Incorporators

STATE OF CALIFORNIA	)
) ss
COUNTY OF LOS ANGELES	)

I, Yadira H. Garcia, a notary public, do hereby certify that on this 25th day of March,1998, personally appeared before me, Joyce Ho, who being by me first duly sworn, severally declared that she is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.

Notary Public